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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

   We consent to the incorporation by reference in the Registration Statement (Forms S-8 Nos. 333-40446 and 333-40450) pertaining to the Interliant, Inc. 1998 Stock Option and Employee Stock Purchase plans and (Forms S-3 Nos. 333-37156 and 333-38228) pertaining to the convertible subordinated notes and related registration rights of Interliant, Inc. of our report dated February 16, 2001 (except for Note 15 and the third through fifth paragraphs of Note 1, as to which the date is April 16, 2001) with respect to the consolidated financial statements and schedule of Interliant, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

                                           /s/ Ernst & Young LLP

Boston, Massachusetts
April 16, 2001